Exhibit 99

Press Release

FOR IMMEDIATE RELEASE

For shareholder and media inquiries:
Atlantic Fund Administration, Gino Malaspina – (800) 555-0644

BOARD OF TRUSTEES APPROVES LIQUIDATION OF EACH SERIES OF THE WRIGHT MANAGED EQUITY TRUST AND THE WRIGHT MANAGED INCOME TRUST

GREENWICH, CONNECTICUT – APRIL 2, 2018 – The Boards of Trustees of The Wright Managed Equity Trust and The Wright Managed Income Trust (the “Trusts”) have voted to liquidate and terminate each of the Wright Selected Blue Chip Equities Fund (WSBEX), the Wright Major Blue Chip Equities Fund (WQCEX), the Wright International Blue Chip Equities Fund (WIBCX) and the Wright Current Income Fund (WCIFX) (the “Funds”) effective on or about April 30, 2018 (the “Liquidation Date”). Based upon a recommendation of the Funds’ investment adviser, Wright Investors’ Service, Inc., the Boards approved the liquidation of the Funds based on market conditions and economic factors adversely affecting the ability of the Funds to conduct their business operations in an economically efficient manner and concluded that it is in the best interest of the Funds and their shareholders to liquidate and dissolve the Funds.

Prior to the Liquidation Date, shareholders may continue to redeem their shares at their net asset value in accordance with the procedures set forth in the Prospectus. All shares that are not redeemed prior to the Liquidation Date will involuntarily be redeemed at their net asset value on that date without any approval or action of shareholders.

In anticipation of the liquidation, each Fund will stop accepting purchases into the Fund as of the date of this Press Release. However, shares will continue to be sold to existing shareholders that have elected to reinvest dividends until immediately prior to the Liquidation Date.

Further, in connection with winding up each Fund’s affairs and liquidating all of its assets, each Fund anticipates that it will depart from its stated investment objective and policies and may hold a significant portion of its total assets in cash, U.S. Government securities and other short-term debt instruments.

On the Liquidation Date, each Fund will make liquidating distributions to each remaining shareholder, equal to the shareholder’s proportionate interest in the net assets of the particular Fund, in complete redemption and cancellation of the Fund’s shares held by the shareholder, and thereafter such Fund will be terminated and dissolved.

As is the case with any redemption of Fund shares, these liquidation proceeds will generally be subject to federal and, as applicable, state and local income taxes if the redeemed shares are held in a taxable account and the liquidation proceeds exceed a shareholder’s adjusted basis in the shares redeemed.  If the redeemed shares are held in a qualified retirement account such as an individual retirement account (IRA), 401(k) account and 403(b) account, the liquidation proceeds may not be subject to current income taxation under certain conditions.  Shareholders should consult a tax adviser to discuss the Funds’ liquidation and determine its federal, state and/or local income tax consequences that are relevant to a shareholder’s specific situation.

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Each Fund is a series of an open-end management investment company.  Investments in Funds involve risk.  Yields and market values will fluctuate.  Investing in foreign markets presents certain unique risks not associated with domestic investments, such as currency fluctuations, political and economic changes and market risks. Market risks and factors affecting market sectors or individual securities may result in greater share price volatility, and investment losses.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Funds, a prospectus, a circular or representation intended for use in the purchase or sale of Fund shares, or a proxy solicitation.

NOT FDIC/NCUA INSURED    MAY LOSE VALUE    NO BANK GUARANTEE
NOT A DEPOSIT    NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY